10
Doc. 665346

                      EMPLOYMENT AGREEMENT

                             BETWEEN

                    HOMECARE DIMENSIONS, INC.

                               AND

                          JOE WILLIAMS


      THIS  AGREEMENT made and entered into as of the 9th day  of
May  2002  by  and  between The Phoenix  Group  Corporation  (the
"Corporation"),   and   Joe  Williams,  a   resident   of   Texas
(hereinafter referred to as "Executive").

     WHEREAS, the parties, for and in consideration of the mutual and reciprocal covenants and agreements hereinafter contained, and intending to be legally bound hereby, do contract and agree as follows:

      1. Purpose and Employment. The Corporation's primary business (the "Corporation's Business") is owning, leasing, operating and managing (i) home health companies and agencies,
(ii) specialty outpatient medical facilities (including, but not limited to, comprehensive outpatient rehabilitation facilities) and (iii) companies that provide various ancillary healthcare services (including, but not limited to, pharmacy, durable medical supplies and equipment, wound care, rehabilitation therapies, IV therapies, respiratory therapies, and portable X-
ray). The purpose of this Agreement is to define the relationship between the Corporation and Executive. The Corporation hereby employs Executive, and Executive hereby accepts employment by the Corporation, all upon the terms and conditions hereinafter set forth.

     2.   Position and Scope of Duties.

     (a) Executive shall serve the Corporation as its Executive Vice President. At all times, Executive shall report to, discharge his duties in consultation with and be under the direct supervision and control of the Corporation's board of directors ("Board") and shall cooperate and consult with the Parent Company's President. Executive shall perform his duties, consistent with the Executive's employment as a senior corporate executive of the Corporation, shall hold such other titles with respect to the Corporation, or any of its divisions, subsidiaries, or affiliates, as the Board may from time to time determine, and shall comply with all applicable provisions of the Corporation's certificate of incorporation and bylaws. Executive shall, subject to the direction of the Board and consultation with the Parent Company's President, have authority to formulate policies for and oversee all aspects of the Corporation and its divisions, subsidiaries, and affiliates. As to employees under his jurisdiction, including those working directly under his supervision, Executive shall use his best efforts (i) to employ and retain only employees who are capable and willing to perform according to applicable legal requirements and applicable policies of the Corporation, and also (ii) to assure that such personnel are properly trained and supervised. Subject to the direction of the Board and consultation with the Parent Company's President, Executive may hire and terminate the employment of any other employee of the Corporation, or of any of their divisions or subsidiaries that are under his operational control as determined by the Board.

     (b)  Executive  shall devote his primary business  time  and attention solely to the business and affairs of the Corporation, excluding any periods of vacation, sick leave, and disability to which Executive is entitled; and he shall fulfill his duties to the Corporation to the best of his ability and in the best interests of the Corporation. However, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, or charitable boards or committees,
          (ii) deliver lectures, fulfill speaking engagements, or teach at educational institutions, and (iii) manage his personal finances and passive investments, so long as none of such activities (singularly or collectively) significantly interfere with the performance of the
          Executive's responsibilities as an employee of the Corporation in accordance with this Agreement or compete with the business of the Corporation.

     (c)  A    description   of   the   specific    duties    and
          responsibilities of the Executive is contained in Exhibit A attached to this Agreement.

     3. Term. The term of this Agreement shall be for a period of three (3) years commencing May 9, 2002 (the "Term") unless terminated earlier by mutual agreement of the parties or by either party in accordance with Section 8 of this Agreement. Upon completion of the original three-year Term, the Agreement shall automatically be renewed for a period of one (1) year as of each succeeding year (beginning May 9, 2005); provided, that the Corporation may terminate the Agreement as of any such renewal date by providing ninety (90) days advance written notice to the Executive.

      4. Compensation During Employment. For all the services to be rendered by Executive hereunder, the Corporation shall pay to Executive a base salary, bonuses, and incentive compensation as follows:

     (a) Base Salary. Executive shall be paid an annual base salary of One Hundred Fifty Thousand dollars ($150,000.00). Executive's salary shall be reduced by state and federal income taxes, social security taxes, and other similar payroll deductions as required by law or as may be authorized by the Corporation. The Board may increase the Executive 's annual base salary effective as of any anniversary date of this Agreement in such amounts as the Board deems appropriate.

     (b) Executive's Incentive Compensation. Executive may be entitled to such bonuses and incentive compensation as may be determined by the Board in its sole discretion. Each such bonus or incentive compensation may be paid in cash or Shares or combination thereof as the Board shall determine in its sole discretion. Such incentive compensation may also include options to purchase shares of the Parent Company's Common Stock pursuant to a plan established by the Parent Company's Board of Directors.

     (c) Stock Grant. The Company hereby agrees to issue or cause to be issued to Executive on the date hereof (the "Effective Date") common stock (the "Grant") to purchase a total number of shares equal to 13,000,000 shares of the common shares of the Parent Company.

       5. Other Benefits. In addition to other benefits conferred under this Agreement, Executive shall have the right to participate in (on the same terms and conditions as available to other senior executives of the Corporation) all pension plans, retirement plans, deferred compensation plans, executive compensation plans, major medical, group health, disability, accidental death and group term life insurance plans, "fringe" benefit plans (including permissible sick days or leave days), and other employee benefit plans that the Corporation shall, from time to time, generally confer upon other executives of the Corporation.

      6. Vacation, Holidays, etc. Executive shall be entitled to four (4) weeks vacation with pay (or such greater length of time as may be approved from time to time by the Board) during each fiscal year of the Corporation, such vacation to be taken by Executive at such times as shall be consistent with the business requirements of the Corporation. In addition, Executive shall also be entitled to such holidays as are customary in the Corporation. Unused holidays and days of vacation may not be carried over from one fiscal year to another, and additional income will not be given for vacation time or holidays not taken.

      7. Expenses. Executive is expected from time to time, to incur reasonable expenses as he reasonably deems to be for the Corporation's benefit and for promoting the business of the Corporation, including expenses for entertainment, travel, and similar items. Executive shall be promptly reimbursed for all such reasonable expenses (in accordance with the policies and procedures regarding employee business-related expense from time to time established by the Corporation for its senior executive officers) upon his presenting to the Corporation a detailed itemized expense voucher therefor in accordance with applicable corporate policies.

     8.   Termination of Employment.

     (a) Termination for Cause. Notwithstanding the provisions of Section 3 hereof, the Corporation shall have the right to terminate this Agreement immediately upon giving written notice to the Executive (or Executive's personal or legal representatives, if appropriate), for any of the following reasons:

          (1)  Death of the Executive;

          (2) Inability of the Executive, by reason of physical or mental disability ("Disability"), to continue to perform his duties hereunder for the remainder of the term of this Agreement;

          (3)  Just Cause, which is defined herein to mean:   (a)
               Executive's conduct that amounts to fraud, gross dishonesty, gross negligence in performing his duties hereunder; (b) Executive's willful failure or refusal to perform his duties faithfully and diligently hereunder; (c) Executive's failure or refusal to comply with the policies, standards, and regulations of the Corporation from time to time established; or (d) Executive's intentional wrongful act or wrongful failure to act that materially and adversely affects the business affairs of the Corporation; or (e) breach by the Executive of the obligation to refrain from engaging in the activities prohibited by the Covenant Not to Compete in Section 9 of this Agreement; or (f) repeated instances of drug or alcohol abuse or unauthorized absences during scheduled work hours; or (g) Executive's commission of any act of fraud, commission of any felony, material breach of any provision of this Agreement, involvement in any material conflict of interest or self dealing transaction in violation of the applicable corporate laws of the State of Texas, or other breach of any of his quasi-fiduciary duties to the Corporation in violation of the applicable corporate laws of the State of Texas (including, but not limited to, the duties of due care, loyalty, disclosure and fair dealing).

     (b) Termination Benefits. If this Agreement expires, or if during the Term the Corporation terminates this Agreement and Executive's employment hereunder as a result of any of the following, Executive will be entitled to the following termination compensation or severance benefits:

          (1) Death. If during the Term, Executive's employment is terminated by reason of death, the Corporation shall thereafter have no liability to Executive's estate hereunder, except to timely pay and provide his estate the following: (i) the portion, if any, of Executive's Base Salary for the period up to the date of death that remains unpaid in such calendar year of employment; (ii) any bonuses and incentive compensation for any preceding year or for the current year that have been earned (pro-rated to the date of death), but have not been paid as of the date of death; (iii) any vested Stock Options; and (iv) all other payments and benefits that Executive is eligible to receive, but have not yet been received as of the date of death, under all benefit plans, retirement plans, and other arrangements that, by their terms, apply.

          (2) Disability. If during the Term, Executive's employment is terminated due to Executive's Disability as defined in paragraph 8(a)(2) above, the Corporation shall, after such effective date of termination, have no liability to Executive hereunder, except to timely pay and provide the Executive the following: (i) the portion, if any, of Executive's Base Salary for the period up to the effective date of termination that remains unpaid; (ii) any bonuses and incentive compensation for any preceding year or for the current year (pro-rated to the effective date of termination) that have been earned, but have not been paid as of the effective date of termination;
               (iii) any vested Stock Options; and (iv) all other payments and benefits that Executive is eligible to receive, but have not yet been received as of the effective date of termination, under all benefit plans, retirement plans, and other arrangements that, by their terms, apply.

          (3) Just Cause. If during the Term, Executive's employment is terminated for Just Cause as specified in Section 8(a)(3) above, the Corporation shall, after such effective date of expiration or termination, have no liability to Executive hereunder, except to timely pay and provide the Executive the following: (i) any bonuses and incentive compensation for any preceding year earned but not paid, without obligation to pay any sums for bonus or incentive compensation not earned prior to termination or expiration; and (ii) all other payments and benefits that Executive is eligible to receive, but have not yet been received as of the effective date of termination, under all benefit plans, retirement plans, and other arrangements that, by their terms, apply, except as provided in Section 4(c). To the extent that any insurance coverages maintained by the Corporation for the benefit of Executive have conversion privileges into individual policies, the Executive, upon his termination of employment or within any applicable grace periods thereafter, may (at his sole cost) so convert such coverages, as well as exercise (at his sole cost) all rights of continuation prescribed by applicable law. Executive will forfeit any unexercised or unvested options upon termination for "Just Cause."

          (4) Without Cause. If during the Term, Executive's employment is terminated without the Executive's written consent and without Just Cause for any reason whatsoever other than disability or death, the Corporation shall, after such effective date or expiration or termination, have no liability to Executive hereunder, except to timely pay and provide the Executive the following: (i) the same Base Salary, bonuses and incentive compensation, benefits, and other compensation that the Executive would otherwise be entitled to receive hereunder through the remaining unexpired Term hereof as though no termination or expiration had occurred; (ii) any bonuses and incentive compensation for any preceding year or for the current year that have been earned, but have not been paid as of the effective date of termination;
               (iii) any vested Stock Options; (iv) all other payment and benefits that Executive is eligible to receive, but have not yet been received as of the effective date of termination, except as provided in Section 4(c). To the extent that any insurance coverages maintained by the Corporation for the benefit of Executive have conversion privileges into individual policies, the Executive, upon his termination of employment or within any applicable grace periods thereafter, may (at his sole cost) so convert such coverages, as well as exercise (at his sole cost) all rights of continuation prescribed by applicable law.

          (5) Termination by Executive. In the event that Executive terminates this Agreement for any reason, the Corporation shall, after such effective date of termination, have no liability to Executive hereunder, except as specified in
               Section 8(b)(3) hereof, as if the Corporation had terminated the Executive for Cause. Executive will receive only vested Stock Options.

     9.   Restrictive Covenants of Executive.

     (a)  Definitions.  For the purposes of this Agreement:

          (1) "Confidential Information" shall mean any information relating to the Corporation or to the business of the Corporation (or to any of its parents, subsidiaries or affiliates) (whether proprietary or otherwise) not generally known to the public or known by Executive otherwise than as a consequence of or through his employment with the Corporation and treated by the Corporation as being confidential, including, but not limited to, research, marketing, customer lists, databases, financing sources, methods, know-how, inventions, ideas, techniques and systems, all of which shall be deemed by the Corporation and Executive as being Confidential Information.

          (2) "Person" shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise, provided, however, that the term "Person" shall not include the Corporation.

          (3) "Restricted Territory" shall mean any geographic area within [100] miles where the Corporation or Parent Company have business operations.

     (b) Acknowledgements. Executive agrees and acknowledges that: (i) he will be in a position of confidence and trust with the Corporation and he will have access to Confidential Information; (ii) the nature and periods of restrictions imposed by the covenants set forth in this Section are fair, reasonable and necessary to protect and preserve for the Corporation the benefits of this Agreement and that such restrictions will not prevent Executive from earning a livelihood and will not cause an undue hardship upon him; (iii) the Corporation would sustain irreparable loss and damage if Executive were to breach any of such covenants; (iv) Executive acknowledges that payment under this Agreement is adequate compensation for Executive's agreement to be bound to the requirements of this
          Section 9 and (v) the covenants herein set forth are made as an inducement to and have been relied upon by the Corporation in entering this Agreement.

     (c) Confidential Information. Executive hereby covenants and agrees that Executive shall not, directly or indirectly, during the Term of this Agreement or at any time following termination of Executive's employment for whatever reason, disclose to any Person or use or otherwise exploit for Executive's own benefit or for the benefit of any other Person any Confidential Information that was disclosed to Executive or acquired by Executive while an employee of the Corporation. Upon the termination or expiration of this Agreement, Executive shall return to the Corporation all original or copied materials in Executive's possession or control, which is of a confidential matter relating to the Corporation's business. These provision shall survive the termination or expiration of this Agreement. Executive agrees that he will not, without the express written consent of the Board of Directors, take with him upon the termination of this Agreement, any document or paper, or any photocopy or reproduction or duplication thereof, relating to any Confidential Information.

     (d)  Non-Competition.

          (1) Executive acknowledges that he has received and/or will receive specialized knowledge and confidential and proprietary information from Corporation during the term of this Agreement, and that such knowledge and information would provide an unfair advantage if used to compete with Corporation. In order to avoid such unfair advantage, Executive hereby agrees that during the Term and for one (1) year following the termination of the Executive's employment by the Corporation, however occurring, he will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any Person in the
               Restricted Territory, (i) act as a director, officer, manager, investor, lender, shareholder, partner, member, advisor, executive or consultant to any business or other endeavor that provides services or products which are directly competitive with the services or products being provided by or which are being produced or developed by the Corporation, or are under investigation by the Corporation at the expiration of the Term and with which Executive had contact as an employee of the Corporation, or (ii) recruit investors on behalf of an entity which engages in activities that are directly competitive with the services or products being provided or that are being produced or developed by the Corporation, or are under investigation by the Corporation at the expiration of the Term and with which Executive had contact as an employee of the Corporation.

          (2) Executive hereby agrees that during the Term and for one (1) year following the termination of the Executive's employment by the Corporation, however occurring, he will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any Person, solicit, suggest or direct others to solicit for hire any person employed by the Corporation or the Parent Company at the time of termination of the Executive's employment by the Corporation.

          (3) Executive hereby agrees that during the Term and for one (1) year following the termination of the Executive's employment by the Corporation, however occurring, he will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any Person, solicit, divert or attempt to appropriate, to any Person which competes with the Corporation, any Person who is or was a customer of the Corporation or an actively sought prospective customer of the Corporation with which he had contact as an employee of the Corporation during the Term.

     (e) Consent to Court-Ordered Remedy. Executive acknowledges that his breach of any covenant set forth in this Section 9 will result in irreparable injury to the Corporation and that the Corporation's remedies at law for such a breach are inadequate and extremely difficult to calculate or determine. Accordingly, Executive agrees and consents that upon such a breach or threatened breach by Executive of any covenant set forth herein, the Corporation shall be entitled to such remedies in law or equity as may be determined by the court for such a breach or threatened breach.

     (f) Remedies Cumulative and Concurrent. The rights and remedies of the Corporation, as provided in this
          Section 9 shall be cumulative and concurrent and may be pursued separately, successively or together against Executive at the sole discretion of the Corporation, and may be exercised as often as occasion therefor shall arise. The failure to exercise any right or remedy shall in no event be construed as a waiver or release thereof.

     10. Indemnity. To the fullest extent permitted by law, the Corporation shall indemnify Executive and hold him harmless for any acts or decisions made by him in good faith while performing services for the Corporation. In addition, to the fullest extent permitted by law, the Corporation shall pay all expenses, including attorneys' fees, actually and necessarily incurred by Executive in connection with the defense of any action, suit or proceeding challenging such acts or decisions and in connection with any appeal thereon including the costs of settlement. This indemnification obligation shall survive the termination of the Executive's employment hereunder.

     11.   Waiver  of Breach or Violation Not Deemed  Continuing.
The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

     12. Notices. Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, personally delivered or sent by certified mail, return receipt requested as follows:

               To Executive:

               Joe Williams
               8637 Fredericksburg Road
               Suite 300
               San Antonio, Texas  78240
               (210) 696-2819


               To the Corporation:

               The Phoenix Group Corporation
               Attn:  Ron Lusk
               801 E. Campbell Road
               Suite 300
               Richardson, TX  75081
               (214) 382-3630


     13. Securities Law Compliance. The Executive represents and agrees that he is acquiring any securities he receives under this Agreement or during his employment for his own account and not with the intention reselling or distributing the securities, except as permitted under this Agreement and any applicable federal and state securities laws. The Corporation shall have the right to take any actions it may deem necessary or appropriate to ensure that the Shares granted to the Executive complies with applicable federal and state securities laws.

     14. Tax Liability. The Corporation may withhold from any payment made pursuant to this Agreement any federal, state or local taxes required to be withheld from such payment. The Executive shall make such arrangements as may be required or be satisfactory to the Corporation (in its sole discretion) for the payment of any tax withholding obligations that arise in connection with the granting of Shares under this Agreement. The Corporation shall not be required to issue any Shares under this Agreement until such obligations are satisfied.

     15. Governing Law. This Agreement shall be interpreted, construed and governed according to the laws of the State of Texas. The parties hereto consent to jurisdiction and venue in the Texas state courts in Dallas, Texas and United States
District  Court  for  the  Northern  District  of  Texas,  Dallas
Division.

     16. Paragraph Headings. The paragraph headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

     17. Entire Agreement. This Agreement supersedes all prior discussions and agreements between the Corporation, or any of its officers, directors, employees, or agents, and Executive with respect to all mattes relating to the employment by the Corporation of Executive and all other matters contained herein, and this Agreement constitutes the sole and entire agreement with respect thereto. Any representation, inducement, promise or agreement, whether oral or written, between the Corporation, or any of its officers, directors, employees, or agents, and Executive which is not embodied herein shall be of no force or effect.

     18.   No Oral Modification, Cancellation or Discharge.  This
Agreement may only be amended, canceled or discharged in writing signed by Executive and the Corporation.

     19. Successors and Assignors. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Executive and to (1) the Executive's heirs, executors, administrators, personal and other legal representatives and (2) the Corporation and its successors, and assigns.

     20. Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable the remainder of this Agreement or the application of such terms, covenants and conditions to persons or circumstances other than those as to which it is held invalid or unenforceable shall be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     21. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.



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     IN  WITNESS  WHEREOF, the Corporation has  hereunder  caused this Agreement to be executed by its duly authorized officer and seal to be hereunto affixed, and Executive has hereunto set his hand, all being done in duplicate originals delivered to each party as of the day and year first above written.



Witness                            Joe Williams



ATTEST:                            The Phoenix Group Corporation


                                   By:
                                            Ron  Lusk,  Chairman,
President & CEO


EXHIBIT A

DESCRIPTION OF SPECIFIC DUTIES AND RESPONSIBILITIES



      Executive shall be employed by the Corporation as the Executive Vice President and President of Homecare Dimensions, Inc. (the "Corporation"), a wholly owned subsidiary of The Phoenix Group Corporation (the "Corporation"). At all times, the Executive shall report to, discharge his duties in consultation with and under the direct supervision and control of the Corporation's Board of Directors ("Board") and cooperate and consult with Company's President. Executive shall perform such duties, consistent with the Executive's employment as a senior employee, shall hold other titles with respect to the Corporation, or any of its divisions, subsidiaries or affiliates, as the Board may from time to time determine, and shall comply with all applicable provisions of the Corporation's certificate of incorporation and bylaws.

      As to employees under Executive's jurisdiction, including those working directly under his supervision, Executive shall use his best efforts to (i) employ and retain only employees who are capable and willing to perform according to applicable legal requirements and applicable policies of the Corporation, and (ii) assure that such personnel are properly trained and supervised. Subject to the direction of the Board, Executive may hire and terminate the employment of any other employee of the
Corporation, or any of its divisions or subsidiaries that are under his operational control as determined by the Board.